NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX REPORTS FIRST QUARTER RESULTS

Mansfield, MASSACHUSETTS, April 29, 2004... Helix Technology Corporation (Nasdaq: HELX) today announced financial results for the first quarter ended April 2, 2004. Net income for the quarter was $4.7 million, or $0.18 per diluted share, compared with a net loss of $1.4 million for the first quarter of 2003, or $(0.05) per diluted share. Sales for the first quarter of 2004 were $40.4 million compared with $23.6 million a year ago.

Commenting on first quarter results, Helix President, Robert J. Lepofsky, said, "Against the backdrop of a vibrant global semiconductor capital equipment market we had an excellent quarter. Operating income at 12 percent of sales was almost four times the level reported in the fourth quarter of 2003 on a 27 percent increase in revenues, demonstrating the leverage inherent in our business model. Both our CTI-Cryogenics and Granville-Phillips product groups were recognized by major OEM accounts for our ability to quickly and effectively support substantial ramps in production output. Our Global Customer Support group continued to demonstrate their unmatched capability to ensure vacuum system availability in our end-user's factories - availability that is particularly critical during these periods of extremely high tool utilization. Also during the quarter, a number of customers transitioned to our longer-term TrueBluesm relationship-based support agreements. These customers value the stability and predictability that the TrueBlue contracts offer. We have expectations of achieving even higher levels of performance in the quarters ahead through a combination of rising revenues, lower cost of operations and effective Balance Sheet management."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

HELIX REPORTS FIRST QUARTER RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS
	First Quarter
	(unaudited)
(in thousands except per share amounts)	2004	2003

Net Sales	$40,376	$23,623
Costs and expenses:
Cost of sales	24,576	15,806
Research and development	2,586	2,683
Selling, general, and administrative	8,326	7,768

	35,488	26,257

Operating income (loss)	4,888	(2,634)
Joint venture income	595	290
Interest and other income	215	253

Income (loss) before taxes	5,698	(2,091)
Income tax provision (benefit)	1,026	(679)

Net income (loss)	$4,672	$(1,412)

Net income (loss) per common share:
Basic	$0.18	$(0.05)

Diluted	$0.18	$(0.05)

Number of shares used in per share calculation:
Basic	26,103	26,099
Diluted	26,243	26,099

SUMMARY BALANCE SHEETS
	(unaudited)	(audited)
(in thousands)	04/02/04	12/31/03

Assets
Cash, cash equivalents, and investments	$70,102	$67,387
Accounts receivable	24,081	21,033
Inventories	22,815	22,032
Other current assets	2,609	1,934
Fixed and other assets	33,516	33,604

Total Assets	$153,123	$145,990

Liabilities and Stockholders' Equity
Total liabilities	$29,774	$27,184
Stockholders' equity	123,349	118,806

Total Liabilities and Stockholders' Equity	$153,123	$145,990

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.